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                                                                      EXHIBIT 15



May 5, 1999


Mr. Walter Z. Berger
Chief Financial Officer
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, IN 46204



Dear Mr. Berger:

We are aware that Emmis Communications Corporation has incorporated by reference in this registration statement its Form 10-Q/A for the quarter ended May 31, 1998, which includes our report dated June 19, 1998, (except with respect to the matter discussed in Note 2 to the condensed consolidated financial statements included in the May 31, 1998 10-Q/A as to which the date is April 30, 1999), covering the unaudited interim financial information contained therein, its Form 10-Q/A for the quarter ended August 31, 1998, which includes our report dated October 7, 1998, (except with respect to the matter discussed in Note 2 to the condensed consolidated financial statements included in the August 31, 1998 10-Q/A as to which the date is April 30, 1999), covering the unaudited interim financial information contained therein, its Form 10-Q/A for the quarter ended November 30, 1998, which includes our report dated December 17, 1998, (except with respect to the matter discussed in Note 2 to the condensed consolidated financial statements included in the November 30, 1998 10-Q/A as to which the date is April 30, 1999), covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,





Arthur Andersen LLP